Exhibit 16.1

PCAOB Letter File

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D. C. 20549

Gentlemen:

We have read item 4.01 of Form 8-K dated August 10, 2005, of ViroLogic, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph, and the second paragraph on page two therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Palo Alto, California

August 16, 2005